THIRD AMENDMENT TO EMPLOYMENT AGREEMENT

      THIS THIRD AMENDMENT TO EMPLOYMENT AGREEMENT is made this 7th day of June, 1999, effective as of July 1, 1999, between SED INTERNATIONAL, INC., a Georgia corporation (the "Subsidiary") and a wholly-owned subsidiary of SED INTERNATIONAL HOLDINGS, INC., a Georgia corporation, and Gerald Diamond, an individual resident of the State of Georgia (the "Employee").

                              W I T N E S S E T H:

      WHEREAS, on November 7, 1989, Employee and the Subsidiary entered into an Employment Agreement (the "Agreement") setting forth the terms and conditions of Employee's employment with the Subsidiary; and

      WHEREAS, effective July 1, 1991, Employee and the Subsidiary entered into the First Amendment to the Employment Agreement, modifying certain terms and conditions of Employee's employment with the Subsidiary; and

      WHEREAS, effective July 1, 1998, Employee and the Subsidiary entered into the Second Amendment to the Employment Agreement, modifying certain terms and conditions of Employee's employment with the Subsidiary; and

      WHEREAS, the Subsidiary and Employee agree that it is in the best interest of both parties to make certain further modifications to the terms and conditions of Employee's employment with the Subsidiary.

      NOW, THEREFORE, in consideration of the foregoing, the continued employment of the Employee, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
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      1. AMENDMENT TO SECTION 3(H) OF THE AGREEMENT. Pursuant to
Section 15(d) of the Agreement, Section 3(h) is hereby deleted in its entirety and replaced by the following paragraphs:

          (h) If a Change of Control occurs while the Employee is employed by the Subsidiary during the term of this Agreement, or during any extension thereof, and:

          (1) the Employee's employment is terminated involuntarily, or voluntarily by the Employee based on (i) material changes in the nature or scope of the Employee's duties or employment, (ii) a reduction in compensation of the Employee made without the Employee's consent, (iii) a relocation of the Subsidiary's executive offices other than in compliance with the provisions of Section 2(b) of this Agreement, or (iv) a good faith determination made by the Employee, upon consultation with the Board of Directors of the Subsidiary, that it is necessary or appropriate for the Employee to relocate from the Atlanta, Georgia Metropolitan Area to enable Employee to perform his duties hereunder, the Employee may, in his sole discretion, give written notice within thirty
               (30) days after the date of termination of employment to the Secretary or Assistant Secretary of the Subsidiary that he is exercising his rights hereunder and requests payment of the amounts provided for under this Section 3(h); or

          (2) the Employee gives written notice of his termination of employment for any reason concurrently with the time a Change of Control occurs or any time within thirty (30) days after the date the Change of Control becomes effective to the Secretary or Assistant Secretary of the Subsidiary, he may exercise his rights hereunder and request payment of the amounts provided for under this Section 3(h) (the notice provided pursuant to Subsection 3(h)(1) or Subsection 3(h)(2) is referred to as the "Notice of Exercise").

          If the Employee gives a Notice of Exercise to receive the payments provided for hereunder, the Subsidiary shall pay to or for the benefit of the Employee, immediately upon the Subsidiary's receipt of the Notice of Exercise, a single cash


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          payment for damages suffered by the Employee by reason of
          the Change in Control (the "Executive Payment") in an amount equal to (as determined in accordance with Section 280G(d)
          (4) of the Code) all annual salary, Bonuses and other benefits owing to Employee for the period from Employee's date of termination hereunder through the remainder of the Initial Term of this Agreement, as may be extended; provided, however, in the event the period from the date of Employee's termination hereunder through the remainder of the Initial Term of this Agreement, as may be extended, is less than twelve (12) months, then the Employee shall receive an Executive Payment equal to the sum of (as determined in accordance with Section 280G(d)(4) of the
          Code) (i) the current annual salary and the value of all other benefits payable to the Employee annualized for a twelve (12) month period, and (ii) an amount equal to any Bonus that would have been paid for such period of less than twelve (12) months based on an extrapolation of SEC's Pretax Adjusted Annual Income for the full quarterly periods from the end of the most recent fiscal year to the date of termination; and further provided, however, if Employee's termination of employment hereunder occurs in the first fiscal quarter of a fiscal year, then the Bonus shall be based on SEC's Pretax Adjusted Annual Income for the immediately preceding fiscal year.

          The Executive Payment shall be in addition to and shall not be offset or reduced by (i) any other amounts that have been earned or accrued or that have otherwise become payable or will become payable to the Employee or his beneficiaries, but have not been paid by SEC or the Subsidiary at the time the Employee gives the Notice of Exercise including, without limitation, salary, bonuses, severance pay, consulting fees, disability benefits, termination benefits, retirement benefits, life and health insurance benefits or any other compensation or benefit payment that is part of any previous, current or future contract, plan or agreement, written or oral, and (ii) any indemnification payments that may have accrued but not paid or that may thereafter become payable to the Employee pursuant to the provisions of SEC's and the Subsidiary's Articles of Incorporation, Bylaws or similar policies, plans or agreements relating to indemnification of directors and officers of SEC and the Subsidiary under certain circumstances. The Executive Payment shall not be reduced by any present value calculations.

          In the event the Employee dies during the term of this Agreement, the Employee's legal representative shall be entitled to receive the

          Executive Payment, provided that the Notice of Exercise has been or is given either by the Employee or his legal representative, as the case may be.

      2. OTHER PROVISIONS OF THE AGREEMENT. Except as otherwise provided herein, all other provisions of the Agreement shall remain in full force and effect and Employee's employment thereunder shall continue on the terms described therein throughout the term of the Agreement, as amended hereby.

      IN WITNESS WHEREOF, the parties have duly executed and delivered this Third Amendment to Employment Agreement as of the day and year first indicated above.

                        SED INTERNATIONAL, INC.

                        By:  _______________________________________

                                Name: RAY D. RISNER
                                Title:  PRESIDENT AND COO

                        _____________________________________(SEAL)
                            Gerald Diamond (Employee)


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